UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No. __)

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ILLUMINA, INC.

(Name of Registrant as Specified In Its Charter)

ICAHN PARTNERS LP

ICAHN ONSHORE LP

ICAHN PARTNERS MASTER FUND LP

ICAHN OFFSHORE LP

ICAHN CAPITAL LP

IPH GP LLC

ICAHN ENTERPRISES HOLDINGS L.P.

ICAHN ENTERPRISES G.P. INC.

BECKTON CORP.

Matsumura Fishworks LLC

CARL C. ICAHN

Vincent J. Intrieri

Jesse A. Lynn

Andrew J. Teno

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On March 24, 2023, Carl C. Icahn and his affiliates issued a statement regarding Illumina, Inc., a copy of which is filed herewith as Exhibit 1.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN AND HIs affiliates FROM THE STOCKHOLDERS OF illumina, inc. FOR USE AT ITS 2023 ANNUAL MEETING OF STOCKHOLDERS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF ILLUMINA, INC. AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE SCHEDULE 14A FILED BY CARL C. ICAHN AND HIS AFFILIATES WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 13, 2023. EXCEPT AS OTHERWISE DISCLOSED IN THE SCHEDULE 14A, THE PARTICIPANTS HAVE NO INTEREST IN ILLUMINA.

Exhibit 1

Icahn to Commence Investigation into

Value Destruction by Illumina’s Board

Sunny Isles Beach, Florida, March 24, 2023 -- Today, Carl C. Icahn released the following open letter to the shareholders of Illumina, Inc. (NASDAQ: ILMN), regarding the commencement of an immediate investigation into the massive value destruction caused by the reckless decision by Illumina’s board of directors to close the GRAIL acquisition over the objections of European antitrust regulators.

______________________________________

“A NEW LOW IN CORPORATE GOVERNANCE.”

______________________________________

Investor Contacts:

HKL & Co., LLC

Peter Harkins / Jordan Kovler

(212) 468-5390 / (212) 468-5384

pharkins@hklco.com / jkovler@hklco.com

CARL C. ICAHN

16690 Collins Avenue, Suite PH-1

Sunny Isles Beach, FL 33160

March 24, 2023

Dear Fellow Illumina Shareholders:

We began our campaign by paraphrasing William Shakespeare’s Hamlet, by stating: “Something is rotten in the state of Illumina.” The more we dig into the highly suspect circumstances surrounding the decision to close the GRAIL transaction over the objections of antitrust regulators, the more convinced we become of the aptness of that phrase. We realize that if Illumina’s directors all continue to adhere to the omertà surrounding the GRAIL transaction, shareholders may never know what truly motivated them to embark on their value destructive war with powerful antitrust regulators. However, there are certain facts regarding the disastrous decision to close over the vociferous objections of regulators that are objective and uncontestable, and which we believe represent a new low in corporate governance –

•	When the directors of Illumina elected voluntarily to declare war on antitrust regulators by closing the GRAIL transaction, they portrayed themselves publicly as heroes, stating: “The deal will save lives.” However, it seems that, in private, the directors were terrified that their decision might cause them enormous personal harm. Put simply, it appears that, on the day prior to closing the GRAIL deal, the directors required Illumina to commit to provide them with an unprecedented level of additional personal liability protection – and buried the news in the hopes that no one would notice. The details are simply stunning. On November 5, 2021, months after closing the GRAIL deal – and without any explanation whatsoever – a mysterious exhibit, entitled “Form of Insurance Matters Agreement,” popped up attached to a routine Securities and Exchange Commission (SEC) filing. Neither that SEC filing, nor any previous or subsequent SEC filing, press release or public statement by Illumina’s board contains any hint regarding what this agreement is, what it means or why it was adopted. And until the directors are deposed, the owners of the company will never truly know what fears prompted them to demand the execution of this agreement as a condition to their acquiescence to management’s maniacal desire to punch antitrust regulators in the face. Each director already had the benefit of provisions contained in Illumina’s certificate of incorporation and bylaws requiring that the company must indemnify them to the fullest extent permitted by Delaware law. Each director also already had the benefit of a “belt and suspenders” indemnification agreement, which provides them with specific contractual assurance that the indemnification protections mentioned above will continue to be available to them regardless of any acquisition of Illumina, any change in the composition of the board or any attempt to amend or revoke such protections. If that were not enough, each director also already had the benefit of extremely broad D&O insurance coverage paid for by Illumina. And yet, even with that triple layer of liability protection, the directors still felt that they would be exposing themselves to personal liability by virtue of closing the GRAIL deal. And so the directors demanded an unprecedented fourth layer of liability protection in the form of this cryptic agreement, which provides them with enhanced D&O insurance coverage and other protections “in connection with any and all claims against any of them arising out of or related to the Acquisition and/or any determinations or decisions in connection with regulatory approvals, rulings or other action or non-action sought in connection with the Acquisition.” While clearly we do not possess a crystal ball, this smells strongly to us like a quid pro quo – a group of trepidatious directors were dragged reluctantly, kicking and screaming, by management into an extremely risky deal and ultimately conditioned their approval upon receiving an even thicker blanket of immunity than the extremely luxuriant comforter which they already possessed.

•	Not surprisingly, the board elected NOT to include certain other negative information (which was known to the board at the time) in the announcement regarding the decision to close the GRAIL deal over the objections of antitrust regulators. Buried in the most recent annual report filed by Illumina on February 17, 2023, is the following stunning admission by the board regarding the devastating tax consequences that will likely result when Illumina is forced by antitrust regulators to divest GRAIL: “[W]e may not be able to direct the timing, structure or financial terms of such divestment, which could result in negative financial or tax consequences. For example, we are unlikely to be able to, in a sale of GRAIL, effect such sale in a non-taxable transaction and so would incur significant tax liabilities attributable to the recognition of taxable gain equal to the difference between (i) the fair market value of any consideration received and (ii) our tax basis in GRAIL (which tax basis is currently estimated to be between $500 million and $1 billion).” This means that if Illumina were to miraculously be able to receive in a forced divestiture the same value it paid for GRAIL (approximately $10 billion, based upon the market value of Illumina’s stock at the time the transaction closed), Illumina would have to pay taxes on the difference between $10 billion of proceeds and a high end basis of $1 billion. This $9 billion gain at a 25% tax rate would result in further value destruction (adding insult to injury) of over $2 billion!

•	The closing price of Illumina’s common stock on August 18, 2021, the last trading day prior to Illumina’s public declaration of war on antitrust regulators, was $510.61. The closing price of Illumina’s common stock on March 10, 2023, the last trading day prior to the announcement of our intention to nominate for election to Illumina’s board of directors three highly qualified individuals (none of whom has ever elected voluntarily to engage in a value destructive war with powerful antitrust regulators), was $194.01. This represents an incredible value decline of almost 63%. In terms of the company’s market capitalization, this translates to a remarkable incineration of almost $50 billion of shareholder value.

•	The closing price of Illumina’s common stock on March 13, 2023, the day we announced our intention to nominate for election to Illumina’s board of directors three highly qualified individuals (none of whom has ever been responsible for the destruction of $50 billion of shareholder value), was $226.94. This represents an astounding one-day increase in shareholder value of almost 17%. In terms of the company’s market capitalization, this translates to an amazing addition of almost $5.2 billion of shareholder value. This massive improvement was achieved merely by virtue of us showing up at the table and giving shareholders a slight glimmer of hope that they might someday be liberated from a fraction of the albatross that is the incumbent board. Can you imagine what more could be achieved if we had directors who were truly dedicated to working to increase value for Illumina’s owners, rather than blindly following management’s reckless recommendations like lemmings?

•	At the time they elected voluntarily to close the GRAIL deal over the objections of antitrust regulators, Illumina’s directors were acutely aware of the carnage they were unleashing on shareholders and yet they went ahead anyway. In the announcement of that reckless decision, the directors warned shareholders that, as a result of the board’s actions:

o	“[T]he European Commission will likely seek to impose a fine on Illumina pursuant to Article 14(2)(b) of the EU Merger Regulation of up to 10% of Illumina’s consolidated annual turnover. In addition, the European Commission, the FTC and/or other governmental or regulatory authorities may seek to impose other fines, penalties, remedies or restrictions.” As of January 1, 2023, Illumina had accrued $458 million in anticipation of just the potential Article 14(2)(b) fine.

o	“Illumina also cannot predict what other adverse consequences to, among other things, its reputation, its relationships with governmental or regulatory authorities or its ability to successfully complete future acquisitions and/or divestitures may result from its decision to proceed with the completion of the Acquisition.”

o	“Illumina may be required to hold the assets or equity interests of GRAIL separate for some period of time, and such delay in integration may materially and adversely affect the synergies and other benefits Illumina expects to achieve as a result of the Acquisition and could result in additional costs or liabilities, loss of revenue and other adverse effects on Illumina’s business, financial condition and results of operations.”

o	“Adverse decisions by the EU General Court, the European Commission, the FTC and/or other governmental or regulatory authorities, once final and non-appealable, and/or other adverse consequences resulting from Illumina’s decision to proceed with the completion of the Acquisition, could result in significant financial penalties, operational restrictions, increased costs, loss of revenues or a rescission of the Acquisition or require Illumina to divest all or a portion of the assets or equity interests of GRAIL on terms that are materially worse than the terms on which Illumina acquired GRAIL, any or all of which, individually or in the aggregate, could have a material adverse effect on Illumina’s business, financial condition and results of operation.”

•	Notwithstanding the parade of horribles catalogued above, Illumina stated publicly that its directors actually felt they had “a moral obligation” to close the GRAIL deal in direct violation of the directives of antitrust regulators! We had to read that statement multiple times to confirm we were not dreaming. We find it hard to believe that any member of the board read the statement prior to its release – or perhaps these directors’ conception of morality differs markedly from that shared by most other directors on the planet, who we presume understand and obey strict regulatory prohibitions.

We intend to commence an immediate investigation into the massive value destruction caused by the reckless decision by Illumina’s board of directors to close the GRAIL acquisition over the objections of European antitrust regulators. We feel strongly that our three highly qualified nominees (none of whom has ever elected voluntarily to engage in a value destructive war with powerful antitrust regulators) are particularly suited because of their experience to help keep Illumina’s directors from painting themselves further into a corner. But more importantly, they will have the ability to attempt to convince the rest of the board to take immediate actions to stop the “toboggan slide” it appears Illumina is now on. We look forward to meeting with you over the coming weeks and introducing you to our nominees.

Sincerely yours,

Carl C. Icahn

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Additional Information and Where to Find It;

Participants in the Solicitation and Notice to Investors

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN AND HIS AFFILIATES FROM THE SHAREHOLDERS OF ILLUMINA, INC. (“ILLUMINA”) FOR USE AT ITS 2023 ANNUAL MEETING OF SHAREHOLDERS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO SHAREHOLDERS OF ILLUMINA AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE SCHEDULE 14A FILED BY ICAHN PARTNERS LP AND ITS AFFILIATES WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 13, 2023. EXCEPT AS OTHERWISE DISCLOSED IN THE SCHEDULE 14A, THE PARTICIPANTS HAVE NO INTEREST IN ILLUMINA.

Other Important Disclosure Information

SPECIAL NOTE REGARDING THIS COMMUNICATION:

THIS COMMUNICATION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A RECOMMENDATION, AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO SELL SHARES.

THIS COMMUNICATION CONTAINS OUR CURRENT VIEWS ON THE VALUE OF ILLUMINA SECURITIES AND CERTAIN ACTIONS THAT ILLUMINA’S BOARD MAY TAKE TO ENHANCE THE VALUE OF ITS SECURITIES. OUR VIEWS ARE BASED ON OUR OWN ANALYSIS OF PUBLICLY AVAILABLE INFORMATION AND ASSUMPTIONS WE BELIEVE TO BE REASONABLE. THERE CAN BE NO ASSURANCE THAT THE INFORMATION WE CONSIDERED AND ANALYZED IS ACCURATE OR COMPLETE. SIMILARLY, THERE CAN BE NO ASSURANCE THAT OUR ASSUMPTIONS ARE CORRECT. ILLUMINA’S PERFORMANCE AND RESULTS MAY DIFFER MATERIALLY FROM OUR ASSUMPTIONS AND ANALYSIS.

WE HAVE NOT SOUGHT, NOR HAVE WE RECEIVED, PERMISSION FROM ANY THIRD-PARTY TO INCLUDE THEIR INFORMATION IN THIS COMMUNICATION. ANY SUCH INFORMATION SHOULD NOT BE VIEWED AS INDICATING THE SUPPORT OF SUCH THIRD PARTY FOR THE VIEWS EXPRESSED HEREIN.

OUR VIEWS AND OUR HOLDINGS COULD CHANGE AT ANY TIME. WE MAY SELL ANY OR ALL OF OUR HOLDINGS OR INCREASE OUR HOLDINGS BY PURCHASING ADDITIONAL SECURITIES. WE MAY TAKE ANY OF THESE OR OTHER ACTIONS REGARDING ILLUMINA WITHOUT UPDATING THIS COMMUNICATION OR

PROVIDING ANY NOTICE WHATSOEVER OF ANY SUCH CHANGES (EXCEPT AS OTHERWISE REQUIRED BY LAW).

FORWARD-LOOKING STATEMENTS:

Certain statements contained in this communication are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future performance or activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “should,” “may,” “will,” “objective,” “projection,” “forecast,” “management believes,” “continue,” “strategy,” “position” or the negative of those terms or other variations of them or by comparable terminology.

Important factors that could cause actual results to differ materially from the expectations set forth in this communication include, among other things, the factors identified in Illumina’s public filings. Such forward-looking statements should therefore be construed in light of such factors, and we are under no obligation, and expressly disclaim any intention or obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.